Exhibit (h)(9)

AMENDMENT TO

CORPORATE SERVICES AGREEMENT

This Amendment, dated as of January 8, 2020, by and between DBX ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNYM”) who are parties to the Corporate Services Agreement dated July 6, 2016 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.       The following sentence shall be added to the end of Section 19 (Confidentiality) of the Agreement:

“Notwithstanding the foregoing, the Trust shall be permitted to file the Agreement with the Securities and Exchange Commission as an exhibit to the Trust’s Registration Statement, provided that any information regarding compensation paid to BNY Mellon shall be kept confidential and removed from the Agreement prior to filing.”

2.       Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.       This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DBX ETF TRUST,

on behalf of the Trust and each portfolio series

identified on Exhibit A attached hereto

By: /s/ John Millette

Name: John Millette

Title: Assistant Secretary

THE BANK OF NEW YORK MELLON

By: /s/ Keith A. Hallman

Name: Keith A. Hallman

Title: VP

EXHIBIT A

List of Portfolios

Xtrackers MSCI Emerging Markets Hedged Equity ETF	DBEM
Xtrackers MSCI EAFE Hedged Equity ETF	DBEF
Xtrackers MSCI Germany Hedged Equity ETF	DBGR
Xtrackers MSCI Japan Hedged Equity ETF	DBJP
Xtrackers Municipal Infrastructure Revenue Bond ETF	RVNU
Xtrackers MSCI Europe Hedged Equity ETF	DBEU
Xtrackers International Real Estate ETF	HAUZ
Xtrackers Harvest CSI 300 China A-Shares ETF	ASHR
Xtrackers MSCI All World ex US Hedged Equity ETF	DBAW
Xtrackers MSCI All China Equity ETF	CN
Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF	ASHS
Xtrackers Investment Grade Bond – Interest Rate Hedged ETF	IGIH
Xtrackers Emerging Markets Bond – Interest Rate Hedged ETF	EMIH
Xtrackers High Yield Corporate Bond – Interest Rate Hedged ETF	HYIH
Xtrackers MSCI Eurozone Hedged Equity ETF	DBEZ
Xtrackers Japan JPX-Nikkei 400 Equity ETF	JPN
Xtrackers MSCI EAFE High Dividend Yield Equity ETF	HDEF
Xtrackers MSCI All World ex US High Dividend Yield Equity ETF	HDAW
Xtrackers Eurozone Equity ETF	EURZ
Xtrackers CSI 300 China A-Shares Hedged Equity ETF	ASHX
Xtrackers FTSE Developed ex US Comprehensive Factor ETF	DEEF
Xtrackers Russell 1000 Comprehensive Factor ETF	DEUS
Xtrackers USD High Yield Corporate Bond ETF	HYLB
Xtrackers Low Beta High Yield Bond	HYDW
Xtrackers High Beta High Yield Bond	HYUP
Xtrackers Short Duration High Yield Bond ETF	SHYL
Xtrackers MSCI Latin America Pacific Alliance ETF	PACA
Xtrackers MSCI EAFE ESG Leaders Equity ETF	EASG
Xtrackers Russell 1000 US Quality at a Reasonable Price ETF	QARP
Xtrackers United Kingdom Equity ETF	BRIT
Xtrackers MSCI ACWI ex USA ESG Leaders Equity ETF	ACSG
Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF	EMSG
Xtrackers S&P 500 ESG ETF	SNPE
Xtrackers MSCI USA ESG Leaders Equity ETF	USSG
Xtrackers MSCI Kokusai Equity ETF	KOKU